FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES
THIRD QUARTER
2012 RESULTS
Earnings per share up 18%
Free cash flow was $505 million

Contact: Melissa Plaisance (925) 467-3136
Christiane Pelz (925) 467-3832

Pleasanton, CA -October 11, 2012

Results From Operations
Safeway Inc. today reported income from continuing operations of $108.0 million ($0.45 per diluted share) for the third quarter of 2012 compared to $130.3 million ($0.38 per diluted share) in the third quarter of 2011.

“Our just for U™ loyalty program continues to gain momentum with our customers, and it is helping them save money every time they shop,” said Steve Burd, Chairman and CEO. “The incremental sales driven by just for U helped to offset lower inflation in the third quarter and improve volume share. We are pleased with our progress in operating profit. While our operating profit margin declined 30 basis points in the quarter, the decline is explained by items that will not continue in the fourth quarter."
"We are encouraged that in the fourth quarter to date our identical-store sales, excluding fuel, are running at 1.0% with slightly improved volumes and higher inflation than in the third quarter of 2012," added Burd. "We expect identical-store sales in the fourth quarter will be driven by increased just for U engagement, the roll out of our partner fuel loyalty program and the launch of our Wellness initiative.”

Sales and Other Revenue
Sales and other revenue declined 0.2% to $10.0 billion in the third quarter of 2012 from $10.1 billion in the third quarter of 2011, primarily due to the disposition of Genuardi's stores and a lower Canadian exchange rate, partly offset by higher fuel sales. Identical-store sales, excluding fuel, were 0.1% for the quarter, which were lower than anticipated primarily due to a larger than expected decline in price inflation, partly offset by continued improvement in volume.

Operating Profit
Operating profit declined 30 basis points from 2.47% in the third quarter of 2011 to 2.17% in the third quarter of 2012. Costs associated with the launch of just for U accounted for 23 basis points of this decline, and seven basis points resulted from the disposition of 17 Genuardi's stores. These costs will not continue in the fourth quarter of 2012.

Gross Profit
Gross profit declined 56 basis points to 26.44% of sales in the third quarter of 2012 compared to

27.00% of sales in the third quarter of 2011. Excluding the 11 basis-point impact from fuel sales, gross profit declined 45 basis points due primarily to costs incurred to launch our just for U loyalty program, costs incurred to dispose of Genuardi's stores, slightly higher shrink expense, higher revenue from Blackhawk (a lower gross margin business) and changes in sales mix, partly offset by lower LIFO expense.

Operating and Administrative Expense
Operating and administrative expense declined 26 basis points to 24.27% of sales in the third quarter of 2012 from 24.53% of sales in the third quarter of 2011. Excluding the 12 basis-point impact of higher fuel sales, operating and administrative expense margin declined 14 basis points, due primarily to higher gains from the sale of property and lower occupancy costs, partly offset by higher corporate pension expense and costs incurred to launch just for U.

Interest Expense
Interest expense increased to $71.3 million in the third quarter of 2012 from $60.7 million in the third quarter of 2011 because of higher average borrowings, partly offset by lower average interest rates.

Income Taxes
Income tax expense was 31.5% of pre-tax income in the third quarter of 2012 compared to 33.6% in the third quarter of 2011. The income tax rate was lower in the third quarter of 2012 due to individually immaterial items. The tax rate is expected to be approximately 33% for the remainder of 2012.

Discontinued Operations
In January 2012, Safeway announced the planned sale or closure of its Genuardi's stores. In the third quarter of 2012, Safeway closed one Genuardi's store and sold 16 Genuardi's stores for a pre-tax gain of $80.4 million ($49.0 million after tax) and cash proceeds of $111 million. Safeway expects to close the final three Genuardi's stores in the fourth quarter of 2012 for an estimated pre-tax loss of approximately $17 million ($11 million after tax). For the year, we expect cash proceeds of approximately $112 million and a pre-tax gain of approximately $51 million ($31 million after tax).

36-Week Results
Income from continuing operations increased to $311.2 million ($1.23 per diluted share) in the first 36 weeks of 2012 from $301.4 million ($0.85 per diluted share) in the first 36 weeks of 2011 primarily due to the $92.8 million ($0.26 per diluted share) tax expense on repatriated earnings from Canada recorded in the first 36 weeks of 2011. Excluding this charge, income from continuing operations would have been $394.2 million ($1.11 per diluted share) in the first 36 weeks of 2011.

The gross profit margin was 26.52% in the first 36 weeks of 2012 compared to 27.17% in the first 36 weeks of 2011. Operating and administrative expense margin was 24.36% of sales in the first 36 weeks of 2012 compared to 24.70% in the first 36 weeks of 2011.

Cash Flow
Net cash flow provided by operating activities was $358.5 million in the first 36 weeks of 2012 compared to $710.9 million in the first 36 weeks of 2011. This change was largely due to the higher use of cash for working capital in 2012, which was driven primarily by the settlement of Blackhawk payables and increased inventory (net of payables), partly offset by lower corporate pension contributions.

Net cash flow used by investing activities declined to $435.9 million in the first 36 weeks of 2012 from $744.4 million in the first 36 weeks of 2011 primarily due to increased proceeds from the sale of properties and net cash proceeds from discontinued operations in 2012.

Net cash flow used by financing activities was $448.6 million in the first 36 weeks of 2012 compared to $583.2 million in the first 36 weeks of 2011. This change was due primarily to higher net proceeds from borrowings in 2012, partly offset by a higher level of stock repurchases in 2012.

Free cash flow was $505.4 million in the third quarter of 2012, which was used primarily to reduce debt by $468 million during the quarter.

Capital Expenditures
Safeway invested $159.6 million in capital expenditures in the third quarter of 2012, while opening one new Lifestyle store, completing one Lifestyle remodel, refurbishing in-store pharmacies and developing properties through our wholly owned subsidiary, Property Development Centers LLC. Safeway also closed 23 stores, including 17 Genuardi's stores sold or closed during the quarter. For the year, Safeway expects to invest approximately $900 million in capital expenditures to open approximately 10 new Lifestyle stores, complete approximately five Lifestyle remodels, refurbish in-store pharmacies and develop properties.

Stock Repurchases
Safeway did not repurchase any shares of its common stock during the third quarter of 2012. For the first 36 weeks of 2012, Safeway repurchased 57.6 million shares of its common stock at an average cost of $21.51 per share and a total cost of $1,240.3 million (including commissions). The remaining board authorization for stock repurchases at quarter-end was approximately $0.8 billion.

Guidance
Safeway's guidance for 2012 remains at $1.90 to $2.10 earnings per diluted share, operating profit margin change, excluding fuel, of negative five basis points to positive five basis points, and free cash flow of $850 million to $950 million.

About Safeway
Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,644 stores in the United States and Canada. The company's common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call
Safeway's investor conference call discussing third-quarter results will be broadcast live over the internet at www.safeway.com/investor_relations at 8:00 a.m. PT on October 11, 2012. Click on Upcoming Events to access the call. A replay will be available via webcast for approximately one week following the conference call.
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This press release and related conference call contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, fuel loyalty program, Wellness initiative, just for U engagement, earnings per share, sales growth, costs associated with the launch of just for U and closure of Genuardi's stores, profit margins, income tax rate, free cash flow, store dispositions, capital expenditures and Lifestyle stores. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including the rate of inflation or deflation, consumer spending levels, currency valuations, population, employment and job growth and/or losses in our markets; sales volume levels and price per item trends; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to expand corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for existing or new business ventures, including our Blackhawk and Property Development Centers subsidiaries; legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margin and identical-store sales; discount rates used in actuarial calculations for pension obligations and self-insurance reserves; the rate of return on our pension assets; the availability and terms of financing, including interest rates; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of a key member of senior management; data security or other information technology issues that may arise; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions and effects from natural disasters; performance in new business ventures or other opportunities that we pursue; and the capital investment in and financial results from our Lifestyle stores. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, as amended, subsequent Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share amounts)
(Unaudited)

	12 Weeks Ended		36 Weeks Ended
	September 8, 2012	September 10, 2011	September 8, 2012	September 10, 2011

Sales and other revenue	$10,049.1	$10,064.3	$30,439.0	$30,032.6
Cost of goods sold	(7,392.2)	(7,347.1)	(22,367.9)	(21,871.3)
Gross profit	2,656.9	2,717.2	8,071.1	8,161.3
Operating and administrative expense	(2,438.6)	(2,468.9)	(7,415.8)	(7,416.8)
Operating profit	218.3	248.3	655.3	744.5
Interest expense	(71.3)	(60.7)	(216.3)	(187.9)
Other income, net	10.6	8.7	19.8	15.8
Income before income taxes	157.6	196.3	458.8	572.4
Income taxes	(49.6)	(66.0)	(147.6)	(271.0)
Income from continuing operations, net of tax	108.0	130.3	311.2	301.4
Gain from discontinued operations, net of tax	49.0	—	41.6	—
Net income before allocation to noncontrolling interests	157.0	130.3	352.8	301.4
Noncontrolling interests	—	(0.1)	(0.3)	(0.3)
Net income attributable to Safeway Inc.	$157.0	$130.2	$352.5	$301.1

Basic earnings per common share:
Continuing operations	$0.45	$0.38	$1.23	$0.85
Discontinued operations	0.21	—	0.17	—
Total	$0.66	$0.38	$1.40	$0.85
Diluted earnings per common share:
Continuing operations	$0.45	$0.38	$1.23	$0.85
Discontinued operations	0.21	—	0.17	—
Total	$0.66	$0.38	$1.40	$0.85
Weighted average shares outstanding:
Basic	237.1	342.8	249.4	353.2
Diluted	237.1	343.0	249.6	353.7

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per-share amounts)
(Unaudited)

	September 8, 2012	Year-end 2011
ASSETS
Current assets:
Cash and equivalents	$202.8	$729.4
Receivables	561.2	652.1
Merchandise inventories	2,742.7	2,469.6
Prepaid expense and other current assets	301.9	335.7
Total current assets	3,808.6	4,186.8
Total property, net	9,432.3	9,637.6
Goodwill	473.0	469.8
Investment in unconsolidated affiliate	209.3	196.8
Other assets	576.4	582.6
Total assets	$14,499.6	$15,073.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of notes and debentures	$45.2	$811.3
Current obligations under capital leases	31.2	29.2
Accounts payable	2,346.1	2,917.0
Accrued salaries and wages	420.6	500.9
Deferred income taxes	61.2	61.2
Other accrued liabilities	679.6	718.7
Total current liabilities	3,583.9	5,038.3
Long-term debt:
Notes and debentures	5,954.4	4,165.0
Obligations under capital leases	402.7	404.7
Total long-term debt	6,357.1	4,569.7
Deferred income taxes	181.5	141.9
Pension and post-retirement benefit obligations	837.7	904.5
Accrued claims and other liabilities	752.6	730.1
Total liabilities	11,712.8	11,384.5

Stockholders' equity:
Common stock: par value $0.01 per share; 1,500 shares authorized; 605.3 and 604.5 shares issued	6.1	6.0
Additional paid-in capital	4,489.7	4,463.9
Treasury stock at cost: 365.7 and 307.9 shares	(9,119.6)	(7,874.4)
Accumulated other comprehensive income (loss)	22.3	(61.5)
Retained earnings	7,381.5	7,149.1
Total Safeway Inc. equity	2,780.0	3,683.1
Noncontrolling interests	6.8	6.0
Total equity	2,786.8	3,689.1
Total liabilities and stockholders' equity	$14,499.6	$15,073.6

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	36 Weeks Ended
	September 8, 2012	September 10, 2011
OPERATING ACTIVITIES:
Net income before allocation to noncontrolling interest	$352.8	$301.4
Gain from discontinued operations, net of tax	(41.6)	—
Income from continuing operations, net of tax	311.2	301.4
Reconciliation to net cash flow (used) provided by operating activities:
Depreciation expense	788.9	794.3
Property impairment charges	34.5	33.7
Share-based employee compensation	36.6	33.4
LIFO expense	1.6	21.4
Equity in earnings of unconsolidated affiliate	(13.2)	(11.1)
Net pension and post-retirement benefits expense	102.5	78.1
Contributions to pension and post-retirement benefit plans	(102.6)	(168.3)
(Gain) loss on property dispositions and lease exit costs, net	(28.4)	2.8
(Decrease) increase in accrued claims and other liabilities	(2.6)	39.4
Deferred income taxes	—	(51.7)
Other	16.8	17.1
Changes in working capital items:
Receivables	25.8	3.4
Inventories at FIFO cost	(259.9)	(176.7)
Prepaid expenses and other current assets	(1.1)	11.2
Income taxes	(69.9)	94.9
Payables and accruals	77.0	4.7
Payables related to third-party gift cards, net of receivables	(558.7)	(317.1)
Net cash flow provided by operating activities	358.5	710.9

INVESTING ACTIVITIES:
Cash paid for property additions	(687.2)	(682.5)
Proceeds from sale of property	170.1	9.3
Net cash proceeds from discontinued operations	112.3	—
Other	(31.1)	(71.2)
Net cash used by investing activities	(435.9)	(744.4)

FINANCING ACTIVITIES:
Additions to (payments on) short-term borrowings, net	2.4	(0.7)
Additions to long-term borrowings	2,297.8	1,128.7
Payments on long-term borrowings	(1,349.0)	(907.6)
Purchase of treasury stock	(1,274.5)	(729.6)
Dividends paid	(122.0)	(138.7)
Net proceeds from exercise of stock options	3.8	72.8
Other	(7.1)	(8.1)
Net cash flow used by financing activities	(448.6)	(583.2)
Effect of changes in exchange rates on cash	(0.6)	18.4
Decrease in cash and equivalents	(526.6)	(598.3)

CASH AND EQUIVALENTS
Beginning of year	729.4	778.8
End of quarter	$202.8	$180.5

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

	12 Weeks Ended			36 Weeks Ended
TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA	Sept. 8, 2012		Sept. 10, 2011	Sept. 8, 2012	Sept. 10, 2011

Cash paid for capital expenditures	$159.6		$288.4	$687.2	$682.5
Stores opened	1		5	6	14
Stores closed	23		11	40	27
Lifestyle remodels completed	1		7	2	19
Stores at end of period	1,644		1,681
Square footage (in millions)	77.6		79.1
Fuel sales	$1,147.5		$1,099.6	$3,526.9	$3,203.4
Number of fuel stations at end of period	406		396
(Decrease) increase in sales from change in Canadian exchange rate	$(43.4)		$91.6	$(123.3)	$252.7

TABLE 2: RECONCILIATION OF NET INCOME ATTRIBUTABLE TO SAFEWAY INC. TO ADJUSTED EBITDA

	Rolling Four Quarters			36 Weeks Ended	36 Weeks Ended
	Sept. 8, 2012		Fiscal Year 2011	Sept. 8, 2012	Sept. 10, 2011
Net income attributable to Safeway Inc.	$568.1		$516.7	$352.5	$301.1
Add (subtract):
Property impairment charges and tax expense from discontinued operations	33.8		—	33.8	—
Income taxes	240.5		363.9	147.6	271.0
Interest expense	300.6		272.2	216.3	187.9
Depreciation expense	1,143.4		1,148.8	788.9	794.3
LIFO expense	15.3		35.1	1.6	21.4
Share-based employee compensation	53.2		50.0	36.6	33.4
Property impairment charges	45.5		44.7	34.5	33.7
Equity in earnings of unconsolidated affiliate	(15.1)		(13.0)	(13.2)	(11.1)
Dividend from unconsolidated affiliate	0.7		6.1	0.7	6.1
Adjusted EBITDA	$2,386.0		$2,424.5	$1,599.3	$1,637.8

Total debt at September 8, 2012	$6,433.5
Less cash and equivalents in excess of $75.0 at September 8, 2012	127.8
Adjusted Debt, as defined by bank credit agreement	$6,305.7

Adjusted EBITDA as a multiple of interest expense	7.94	x
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00	x

Adjusted Debt to Adjusted EBITDA	2.64	x
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50	x

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	Rolling Four Quarters		36 Weeks Ended	36 Weeks Ended
	Sept. 8, 2012	Fiscal Year 2011	Sept. 8, 2012	Sept. 10, 2011

Net cash flow provided by operating activities	$1,671.2	$2,023.6	$358.5	$710.9
Add (subtract):
Income taxes	240.5	363.9	147.6	271.0
Interest expense	300.6	272.2	216.3	187.9
Deferred income taxes	12.0	63.7	—	51.7
Net pension and post-retirement benefits expense	(138.7)	(114.3)	(102.5)	(78.1)
Contributions to pension and post-retirement benefit plans	110.5	176.2	102.6	168.3
Decrease (increase) in accrued claims and other liabilities	18.8	(23.2)	2.6	(39.4)
Gain (loss) on property dispositions and lease exit costs, net	96.8	65.6	28.4	(2.8)
Changes in working capital items	21.7	(385.8)	786.8	379.3
Lease exit costs and gain on property dispositions from discontinued operations	75.4	—	75.4	—
Other	(22.8)	(17.4)	(16.4)	(11.0)
Adjusted EBITDA	$2,386.0	$2,424.5	$1,599.3	$1,637.8

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	12 Weeks Ended		36 Weeks Ended
	Sept. 8, 2012	Sept. 10, 2011	Sept. 8, 2012	Sept. 10, 2011**
Net cash flow provided by operating activities, as reported	$449.3	$523.3	$358.5	$710.9
Decrease (increase) in payables related to third-party gift cards, net of receivables	27.1	(16.7)	558.7	317.1
Net cash flow provided by operating activities, as adjusted	476.4	506.6	917.2	1,028.0
Net cash flow provided (used) by investing activities, as reported	29.0	(339.1)	(435.9)	(744.4)
Free cash flow	$505.4	$167.5	$481.3	$283.6

** In the 36 weeks ended September 10, 2011, free cash flow was reduced by $168.3 million of contributions to corporate pension and post-retirement plans and $97 million of taxes paid on Canadian dividends.

	Forecasted Range
	Fiscal 2012
Net cash flow from operating activities, as adjusted	$1,600.0	$1,700.0
Net cash flow used by investing activities, as reported	(750.0)	(750.0)
Free cash flow	$850.0	$950.0

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions, except per-share amounts)
(Unaudited)

TABLE 5: IDENTICAL-STORE SALES*
	Third
	Quarter
	2012

As reported	0.5%
Excluding fuel sales	0.1%

* Excludes replacement stores and discontinued operations

TABLE 6: RECONCILIATION OF 2011 GAAP INCOME FROM CONTINUING OPERATIONS TO INCOME FROM CONTINUING OPERATIONS EXCLUDING TAX ON REPATRIATED EARNINGS FROM CANADA

		36 Weeks Ended
		September 10, 2011
Income from continuing operations, as reported		$301.4
Tax on repatriated earnings from Canada		92.8
Income from continuing operations, as adjusted		$394.2

Diluted earnings per common share from continuing operations		$0.85
Diluted earnings per common share due to tax charge on repatriated earnings from Canada		0.26
Diluted earnings per share from continuing operations, as adjusted		$1.11